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As filed with the Securities and Exchange Commission on September 30, 2013

File No. 001-35901

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 6 TO

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF
THE SECURITIES EXCHANGE ACT OF 1934

FTD Companies, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	32-0255852 (I.R.S. Employer Identification No.)
3113 Woodcreek Drive Downers Grove, Illinois (Address of principal executive offices)	60515 (Zip Code)

Registrant's telephone number, including area code:
 (630) 719-7800

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Common Stock, par value $0.0001 per share	The Nasdaq Stock Market LLC (Nasdaq Global Select Market)

Securities to be registered pursuant to Section 12(g) of the Act:
 None

        Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer," and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

 FTD Companies, Inc.
Cross-Reference Sheet Between Information Statement and Items of Form 10

        The information required by the following Form 10 registration statement items is contained in the information statement sections that are identified below, each of which is incorporated herein by reference.

Item 1.    Business.

        The information required by this item is contained under the sections "Summary," "Risk Factors," "Cautionary Statement Concerning Forward-Looking Statements," "The Separation," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business," "Certain Relationships and Related-Party Transactions," and "Where You Can Find More Information."

Item 1A.    Risk Factors.

        The information required by this item is contained under the sections "Risk Factors" and "Cautionary Statement Concerning Forward-Looking Statements."

Item 2.    Financial Information.

        The information required by this item is contained under the sections "Selected Historical Consolidated Financial Data," "Unaudited Pro Forma Condensed Consolidated Financial Statements," and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

Item 3.    Properties.

        The information required by this item is contained under the section "Business—Properties."

Item 4.    Security Ownership of Certain Beneficial Owners and Management.

        The information required by this item is contained under the section "Security Ownership of Management, Directors and Principal Stockholders."

Item 5.    Directors and Executive Officers.

        The information required by this item is contained under the section "Management."

Item 6.    Executive Compensation.

        The information required by this item is contained under the sections "Management" and "Executive Compensation."

Item 7.    Certain Relationships and Related Transactions, and Director Independence.

        The information required by this item is contained under the sections "Certain Relationships and Related-Party Transactions" and "Management."

Item 8.    Legal Proceedings.

        The information required by this item is contained under the section "Business—Legal Proceedings."

Item 9.    Market Price of and Dividends on the Registrant's Common Equity and Related Stockholder Matters.

        The information required by this item is contained under the sections "Summary," "Risk Factors," "The Separation," "Executive Compensation," "Description of Capital Stock," and "Description of Certain Indebtedness."

Item 10.    Recent Sales of Unregistered Securities.

        Not applicable.

Item 11.    Description of Registrant's Securities to Be Registered.

        The information required by this item is contained under the sections "Summary," "The Separation," and "Description of Capital Stock."

Item 12.    Indemnification of Directors and Officers.

        The information required by this item is contained under the section "Description of Capital Stock—Indemnification of Directors and Officers; Limitation of Liability of Directors."

Item 13.    Financial Statements and Supplementary Data.

        The information required by this item is contained under the sections "Unaudited Pro Forma Condensed Consolidated Financial Statements," "Index to Consolidated Financial Statements," and the financial statements referenced therein.

Item 14.    Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

        Not applicable.

Item 15.    Financial Statements and Exhibits.

(a)
Financial Statements

        The information required by this item is contained under the sections "Unaudited Pro Forma Condensed Consolidated Financial Statements," "Index to Consolidated Financial Statements," and the financial statements referenced therein.

(b)
Exhibits

        The information required by this item is contained in the Exhibit Index following the signature page to this registration statement on Form 10.

 SIGNATURE

        Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

FTD COMPANIES, INC.
By:	/s/ ROBERT S. APATOFF
	Name:	Robert S. Apatoff
	Title:	President

Dated: September 30, 2013

 EXHIBIT INDEX

Exhibit No.	Exhibit Description
2.1	Form of Separation and Distribution Agreement by and between United Online, Inc. and FTD Companies, Inc.*
3.1	Form of Amended and Restated Certificate of Incorporation of FTD Companies, Inc.*
3.2	Form of Second Amended and Restated Bylaws of FTD Companies, Inc.**
10.1	Form of Transition Services Agreement by and between United Online, Inc. and FTD Companies, Inc.*
10.2	Form of Employee Matters Agreement by and between United Online, Inc. and FTD Companies, Inc.*
10.3	Form of Tax Sharing Agreement by and between United Online, Inc. and FTD Companies, Inc.*
10.4
Credit Agreement, dated as of July 17, 2013, by and among FTD Companies, Inc., Interflora British Unit, the material wholly-owned domestic subsidiaries of FTD Companies, Inc. party thereto as guarantors, the financial institutions party thereto from time to time, Bank of America Merrill Lynch and Wells Fargo Securities, LLC, as joint lead arrangers and book managers, and Bank of America, N.A., as administrative agent for the lenders.**
10.5	Form of FTD Companies, Inc. 2013 Incentive Compensation Plan*
10.6	Form of Employment Agreement by and between FTD Companies, Inc. and Robert S. Apatoff**
10.7	Form of Employment Agreement by and between FTD Companies, Inc. and Becky A. Sheehan**
10.8	Service Agreement by and between Interflora Holdings Limited and Rhys J. Hughes, as amended**
21.1	List of subsidiaries of FTD Companies, Inc.**
99.1	Preliminary Information Statement of FTD Companies, Inc., subject to completion, dated September 30, 2013*

*
Filed herewith.

**
Previously filed.

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FTD Companies, Inc. Cross-Reference Sheet Between Information Statement and Items of Form 10
  Item 1. Business.
  Item 1A. Risk Factors.
  Item 2. Financial Information.
  Item 3. Properties.
  Item 4. Security Ownership of Certain Beneficial Owners and Management.
  Item 5. Directors and Executive Officers.
  Item 6. Executive Compensation.
  Item 7. Certain Relationships and Related Transactions, and Director Independence.
  Item 8. Legal Proceedings.
  Item 9. Market Price of and Dividends on the Registrant's Common Equity and Related Stockholder Matters.
  Item 10. Recent Sales of Unregistered Securities.
  Item 11. Description of Registrant's Securities to Be Registered.
  Item 12. Indemnification of Directors and Officers.
  Item 13. Financial Statements and Supplementary Data.
  Item 14. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.
  Item 15. Financial Statements and Exhibits.
SIGNATURE
EXHIBIT INDEX